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                                   Exhibit 22


                              NUEVO ENERGY COMPANY



Subsidiaries of the Registrant


   NAME                                        State of Incorporation
   ----                                        ----------------------
   Rubicon Venture, Inc.                       Delaware

   Nuevo Liquids, Inc.                         Texas

   Nuevo Congo Company                         Delaware

   The Congo Holding Company                   Delaware

   Nuevo Financing I                           Delaware

   Nuevo Ghana, Inc.                           Delaware

   Nuevo International Inc.                    Delaware

   Nuevo Congo Ltd.                            Cayman Islands

   Nuevo International Holdings Ltd.           Cayman Islands

   Nuevo Tunisia Ltd.                          Cayman Islands